Exhibit (h)(a)(17)
AMENDED AND RESTATED
TRANSFER AGENCY AGREEMENT
     This Amended and Restated TRANSFER AGENCY AGREEMENT (“Agreement”) is made as of this 28th day of July, 2006 by and between PACIFIC SELECT FUND (“Fund”), a Massachusetts business trust having its principal place of business at 700 Newport Center Drive, Newport Beach, California 92660 and PACIFIC LIFE INSURANCE COMPANY, a corporation organized and existing under the laws of the State of Nebraska, having its executive office at 700 Newport Center Drive, Newport Beach, California, 92660.
WITNESSETH:
     WHEREAS, the Fund is authorized to issue shares in separate series and classes within each series; and
     WHEREAS, the Fund offers shares of separate series designated in the Schedule of Portfolios contained herein as Exhibit C;
     WHEREAS, the Fund and Pacific Life, formerly Pacific Mutual Life Insurance Company, entered into that certain Agency Agreement, dated July 1, 1990 (the “Original Agreement”) whereby the Fund appointed Pacific Life as Transfer Agent and Dividend Disbursing Agent in the Original Agreement, and Pacific Life accept such appointment; and
     WHEREAS, the Fund and Pacific Life desires to amend and restate the Original Agreement.
     NOW, THEREFORE, in consideration of the Fund’s making its shares available for investment in connection with certain variable life and variable annuity products of Pacific Life and its affiliated insurance companies and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. APPOINTMENT
     Pacific Life is hereby appointed Transfer Agent for the shares of the Fund and Dividend Disbursing Agent for the Fund and Pacific Life accepts such appointments.
2. DOCUMENTS
     In connection with the appointment of Pacific Life as Transfer Agent, the Fund shall furnish Pacific Life with such certificates, documents or opinions which Pacific Life may, in its discretion, reasonably deem necessary or appropriate in the proper performance of its duties.

3. AUTHORIZED SHARES
     The Fund certifies to Pacific Life that as of the close of business on the date of this Agreement, it is authorized to issue an unlimited number of shares.
4. SCOPE OF APPOINTMENT
     Pacific Life agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.
     Fund agrees to use its best efforts to deliver to Pacific Life in Newport Beach, California, as soon as they are available, all of its shareholders account records.
     Pacific Life hereby agrees to perform such Transfer Agency functions as are attached hereto as Exhibit A and to establish and maintain facilities and procedures reasonably acceptable to Fund for performing such functions. Pacific Life agrees to facilitate providing Fund financial statements of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by Fund. Pacific Life represents and agrees that it will use commercially reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and will use commercially reasonable efforts to continue to modernize and improve its system without additional cost to Fund. Pacific Life will permit Fund and its authorized representatives to make periodic inspections of its operations at reasonable times during regular business hours.
5. COMPENSATION
     In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, Fund may pay to Pacific Life from time to time a reasonable compensation for all services rendered as Transfer Agent and Dividend Disbursing Agent, and also, all reasonable out-of-pocket expenses, charges, counsel fees, and other disbursements incurred by Pacific Life in connection with the services rendered under this Agreement, as outlined in Exhibit B attached hereto.
     Fund agrees to promptly reimburse Pacific Life for all reasonable out-of-pocket expenses or advances incurred by Pacific Life in connection with performing Transfer Agent and Dividend Disbursing Agent functions. Should compensation be calculated as such, then Pacific Life will provide to Fund, not less frequently than monthly, a detailed accounting of all out-of-pocket expenditures made by Pacific Life on behalf of Fund.
     Pacific Life shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fees or any limitation of the Fund’s expenses.

6. NOTICE OF DISTRIBUTION
     The Fund shall promptly inform Pacific Life of the declaration of any dividend or distribution on account of shares of a Portfolio, including the record date, ex-dividend date, date payable and amount per share.
7. DISTRIBUTION
     Pacific Life shall act as Dividend Disbursing Agent for the Fund, and, as such, in accordance with the provisions of the Fund’s Articles of Incorporation and then-current prospectus, shall distribute or credit income and capital gain payments to shareholders. The Fund will notify Pacific Life of the estimated amount required to pay the portion of the distribution or dividend payable in cash, if any. The Fund will cause the custodian of the Fund to make available to Pacific Life sufficient funds out of the assets of that Portfolio for any such payment to be paid out in cash.
     Pacific Life will maintain one or more deposit accounts as agent for the Fund, into which the funds for payment of dividends, distributions, redemptions, or other disbursements provided for hereunder will be deposited, and against which checks will be drawn. Pacific Life is authorized and directed to stop payment of checks therefore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.
8. PURCHASES AND REDEMPTIONS OF FUND SHARES
     In connection with the performance of its services under this Agreement, Pacific Life is responsible for the accurate and efficient functioning of its system at all times to ensure the accuracy of purchases and redemptions of fund share transactions and payments or receipts in accordance with purchases and redemption instructions received from shareholders.
9. PROCESSING TRANSACTIONS
     In issuing shares pursuant to this Agreement and processing purchases and redemptions pursuant to this Agreement, Pacific Life shall maintain a record of the time when a proper and complete order for each such transaction was received by it, and the Fund may rely on Pacific Life’s so doing. Pacific Life shall confirm all share positions with the custodian daily.
     In calculating the number of shares to be issued or redeemed Pacific Life shall use the net asset value per share computed by the Custodian or such other person as may be designated by the Fund’s Board of Directors.

10. TAX RETURNS
     Pacific Life, or the Custodian or such other entity so designated, shall prepare, file (or cause to be prepared and filed) with the Internal Revenue Service and with the appropriate state agencies, if required, and mail to shareholders such returns for reporting dividends and distributions paid as are required to be so filed and mailed, and shall withhold such sums, if any, as are required to be withheld under applicable federal and state income tax laws, rules and regulations.
11. BOOKS AND RECORDS
     Pacific Life will maintain customary records in connection with its services rendered under this agreement, and particularly will maintain those records required to be maintained pursuant to Rule 31a-1 under the Investment Company Act of 1940, and any amended or successor rule or rules. Such records shall be preserved for the periods and on the media, prescribed in Rule 31a-2 of said rules.
     Records may be inspected by the Fund or its designees at reasonable times, and, upon reasonable request of the Fund, copies of records shall be provided to the Fund or its designees. Pacific Life may, at its option at any time, and shall, forthwith upon the Fund’s demand, turn over to the Fund and cease to retain in Pacific Life’s files, records and documents created and maintained by Pacific Life pursuant to this Agreement which are no longer needed by Pacific Life in performance of its services or for its protection.
     Such records are deemed to be the property of the Fund, and, upon termination of this Agreement, any such records remaining in Pacific Life’s possession shall be delivered to the Fund or its designee.
12. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS
     As between the Fund and Pacific Life in its capacity as Transfer Agent, the Fund assumes full responsibility for the preparation, contents and distribution of each prospectus of the Fund and for complying with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction over the Fund, except as may be specifically provided herein.
13. STANDARD OF CARE AND INDEMNIFICATION
     Pacific Life shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors; provided that Pacific Life shall indemnify and hold the Fund harmless from all damages and costs, including reasonable attorneys’ fees, incurred by the Fund as a result of Pacific Life’s negligence, bad faith or willful misconduct, or that of its officers, agents and employees, in the performance of this Agreement.

     The Fund shall indemnify and hold Pacific Life harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit in connection with the performance of its duties hereunder, or the functions of Transfer and Dividend Disbursing Agent or as a result of acting upon any instruction reasonably believed by it to have been properly executed by a duly authorized officer of the Fund, or upon any information, data, records or documents provided Pacific Life or its agents as authorized by the Fund, provided that this indemnification shall not apply to actions or omissions of Pacific Life in cases of its own willful misconduct or negligence or that of its officers, agents and employees.
     In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.
14. ASSIGNMENT
     Neither this Agreement nor any rights or obligations hereunder may be assigned by Pacific Life without the prior written consent of Fund; provided, however, no assignment will relieve Pacific Life of any of its obligations hereunder.
15. AMENDMENT AND TERMINATION
     This Agreement may be modified or amended from time to time by written agreement between the parties hereto. This Agreement may be terminated at any time by not less than ninety (90) days’ written notice given by one party to the other.
     The Fund will promptly file with Pacific Life copies of all materials amendments of its Agreement and declaration of Trust and Bylaws and Registration Statement made after the date of this Agreement.
16. CONFIDENTIALITY
     Pacific Life and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

17. MISCELLANEOUS
     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of California.
     This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement with respect thereto, whether oral or written and this Agreement may not be modified except by written instrument executed by both parties.
     The execution of this Agreement has been authorized by the Fund’s Trustees. This Agreement is executed on behalf of the Fund or the Trustees of the Fund as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the date written above.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs
Name: James T. Morris		Name: Audrey L. Milfs
Title: Chief Operating Officer		Title: Vice President & Secretary

PACIFIC SELECT FUND

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs
Name: James T. Morris		Name: Audrey L. Milfs
Title: President		Title: Secretary

EXHIBIT A
TRANSFER AGENCY SERVICES AND FUNCTIONS
A.	Providing daily fund share activity reports to the Fund’s custodian and portfolio accounting agent

B.	Recording and processing daily Fund share activities (i.e. purchases, redemptions, exchanges and transfers) and preparing for payments upon redemption and for disbursements

C.	Reconciling shares outstanding between Pacific Life, advisor and transfer agent for the Fund, each Fund and the Portfolio accounting agent daily

D.	Reviewing dividend and capital gain distributions, including distribution reinvestment calculated by the Fund’s portfolio accounting agent and preparing and arranging for the mailing of checks for disbursement of income and capital gains dividends, if any

E.	Processing wire transactions

EXHIBIT B
COMPENSATION SCHEDULE
Monthly Servicing Fee: None
Other Monthly Charges: All reasonable out-of-pocket expenses, charges, counsel fees, and other disbursements incurred by Pacific Life in connection with the appointment.

EXHIBIT C
SCHEDULE OF PORTFOLIOS
International Value Portfolio
International Small-Cap Portfolio
Diversified Research Portfolio
Equity Portfolio
American Funds Growth-Income Portfolio
American Funds Growth Portfolio
Technology Portfolio
Short Duration Bond Portfolio
Concentrated Growth Portfolio
Diversified Bond Portfolio
Growth LT Portfolio
Focused 30 Portfolio
Health Sciences Portfolio
Mid-Cap Value Portfolio
Large-Cap Growth Portfolio
Capital Opportunities Portfolio
International Large-Cap Portfolio
Equity Index Portfolio
Small-Cap Index Portfolio
Fasciano Small Equity Portfolio
Small-Cap Value Portfolio
Multi-Strategy Portfolio
Main Street Core Portfolio
Emerging Markets Portfolio
Managed Bond Portfolio
Inflation Managed Portfolio
Money Market Portfolio
High Yield Bond Portfolio
Large-Cap Value Portfolio
Comstock Portfolio
Mid-Cap Growth Portfolio
Real Estate Portfolio
VN Small-Cap Value Portfolio